Exhibit 4.1

CHS INC.
RESOLUTION AMENDING THE TERMS OF THE 8% CUMULATIVE REDEEMABLE PREFERRED STOCK TO PROVIDE FOR CALL PROTECTION

WHEREAS, on January 7, 2003, the Board of Directors of CHS Inc. (the “Company”) adopted an Amended and Restated Resolution Creating a Series of Preferred Equity to be Designated 8% Cumulative Redeemable Preferred Stock (the “2003 Resolution”), and the Company has issued shares of its 8% Cumulative Redeemable Preferred Stock in several issuances pursuant to the 2003 Resolution (the “Preferred Shares”); and
WHEREAS, Section 5(a) of the 2003 Resolution provides that all shares of Preferred Stock are subject to redemption at the option of the Company at any time after February 1, 2008; and
WHEREAS, the Company has created and intends to issue a new series of preferred equity designated as Class B Preferred Stock (the “Class B Preferred Stock”), which is expected to include a 10-year no-call period, and management and the Board of Directors have determined it is in the best interests of the Company to amend the 2003 Resolution to provide that the outstanding shares of Preferred Stock may not be redeemed at the option of the Company until July 18, 2023; and
WHEREAS, the Board of Directors finds and determines that the establishment of a no-call period for the Preferred Shares does not adversely affect the rights or preferences of the Preferred Shares and, accordingly, Section 6(b) of the 2003 Resolution permits the amendment of the 2003 Resolution and the establishment of a no-call period for the Preferred Shares without a vote of the holders of the Preferred Shares.
RESOLVED, that, effective on the date the Company files an S-1 Registration Statement with respect to the Class B Preferred Shares, Section 5(a) of the 2003 Resolution is hereby amended by deleting the phrase “From and after February 1, 2008” therein and substituting in place of that phrase the phrase “From and after July 18, 2023”, effective immediately on adoption of this Resolution.
FURTHER RESOLVED, that each of the President and CEO, the Executive Vice President and Chief Financial Officer, the Executive Vice President and General Counsel, and the Vice President of Accounting and Corporate Controller (the “Authorized Officers”) is authorized and directed to take all actions necessary or appropriate to give effect to the foregoing resolution, including to cause to be prepared, with the advice of counsel for the Company, and filed with the Securities and Exchange Commission such documents announcing this Resolution as any of the Authorized Officers deems necessary or advisable.